EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Announces
Termination of Shareholder Rights Plan

BUFFALO, N.Y., March 29, 2018 -Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of motion control products, technologies and services for material handling, announced today that its Board of Directors (the “Board”) unanimously approved the termination of the Company’s rights agreement, which was originally scheduled to expire on May 18, 2019. The plan has been amended to accelerate the expiration date to March 31, 2018, effectively terminating the plan as of that date.

Further details about the rights agreement will be contained in a Form 8-K to be filed by the Company with the SEC.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

1